EXHIBIT 99.1

For Immediate Release
Friday, April 25, 2003
Press Release


                FNB CORPORATION REPORTS RECORD PERFORMANCE,
                   AND APPROVES SECOND QUARTER DIVIDEND


Samuel H. Tollison, President and CEO of FNB Corporation (NASDAQ: FNBP), parent company of First National Bank and FNB Salem Bank and Trust, announced today record first quarter performance for the company. Net income reached $3.005 million or $0.52 per share. That compares to $0.45 per share during the same period last year, for an increase of 15.6%. When excluding the effect on earnings of amortization expense attributable to intangibles (goodwill and core deposit intangibles that do not qualify as regulatory capital) due to its recent acquisitions (referred to as cash basis earnings - see footnote 2 attached), the company earned $3.245 million or $0.56 per share, for an increase of 13.8%.

"A nearly double digit growth in loans coupled with a 69% increase in noninterest revenue more than offset a decline in the net interest margin during the first three months of the year," Tollison observed. "Revenues derived from mortgage originations, asset management activity, new deposit products and brokerage sales have fueled this growth. Should rates gradually rise in the coming months as expected, our margin will widen again; but in that event we also expect mortgage loan originations to slow."

Non-performing assets declined 13 basis points when compared to first quarter 2002 and as of March 31, 2003, totaled 0.50% of loans, a level lower than that generally experienced by industry peers. "Our diligence in loan monitoring at each of the company's bank affiliates during the recent economic slowdown has kept us in good measure ," reported Tollison.

Detail of the company's financial performance is attached.

"We have begun the process of obtaining regulatory approval to bring our proposed affiliation with Bedford Bancshares, Inc., parent company of Bedford Federal Savings Bank, FSB, to our respective shareholders for approval. We anticipate that the shareholder meetings will take place during the second quarter," Tollison added. If all required corporate and regulatory approvals are obtained, Bedford Federal would become the third community bank in the FNB Corporation group.

The Board of Directors of FNB Corporation approved yesterday a cash dividend in the amount of $0.17 per share to be paid on May 23, 2003, to shareholders of record on May 12, 2003.

For more information contact:

Samuel H. Tollison                      Peter A. Seitz
President/CEO                           Executive Vice President/CAO
FNB Corporation                         FNB Corporation
(540) 382-6041                         (540) 381-6700





Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

                                     2003      2002      Change      Percent
Quarter Ended March 31
  Net income                     $  3,005     2,584         421         16.3
  Net interest income               9,310     9,421        (111)        (1.2)
  Net interest income (FTE)(1)      9,497     9,669        (172)        (1.8)
  Securities gains (losses), net       45        (3)         48     (1,600.0)
  Noninterest income                3,669     2,173       1,496         68.8
  Noninterest expenses              8,080     7,279         801         11.0
  Provision for loan losses           497       466          31          6.7

Per Share Data
  EPS basic                      $   0.52      0.45        0.07         15.6
  EPS fully diluted                  0.51      0.44        0.07         15.9
  Dividends declared                 0.17      0.17        0.00          0.0
  Book value                        16.79     14.98        1.81         12.1
Weighted average shares out-
  standing basic                    5,769     5,778          (9)        (0.2)
Weighted average shares out-
  standing fully diluted            5,836     5,830           6          0.1
Shares outstanding quarter end
  (net of unearned)                 5,771     5,756          15          0.3

Financial Ratios
  Return on average assets           1.22%     1.10%
  Return on average share-
    holders' equity                 12.53     11.92
  Net interest margin                4.25      4.53
  Equity to assets (quarter
    ending)                          9.71      9.18
  Allowance for loan losses to
    loans, net of unearned
    income                           1.37      1.38

Selected Balances at March 31
  Total assets                   $998,026   938,437      59,589          6.3
  Loans, net of unearned
    income                        715,050   653,167      61,883          9.5
  Allowance for loan losses         9,794     9,030         764          8.5
  Securities                      158,524   170,845     (12,321)        (7.2)
  Deposits                        850,309   804,200      46,109          5.7
  Other interest-bearing funds     45,279    42,194       3,085          7.3
  Shareholders' equity             96,909    86,211      10,698         12.4

Asset Quality
                                               % of                 % of
                                               Loans                Loans
                                     2003      & ORE      2002      & ORE
Nonperforming Assets
  Nonaccrual loans               $  2,319       0.32     2,703       0.42
  Other real estate                   947       0.13     1,132       0.17
  Loans past due 90 days or
    more                              336       0.05       266       0.04
  Total nonperforming assets     $  3,602       0.50     4,101       0.63


Net charge off ratio                 0.10%                0.16%

                                     2003      2002      Change      Percent
Alternative Performance
  Measures as of
  March 31 (2)
Net income                       $  3,005     2,584         421         16.3
Plus amortization of core
  deposit intangibles                 240       268         (28)       (10.4)
Equals cash basis earnings (2)      3,245     2,852         393         13.8
YTD average assets                986,092   935,200      50,892          5.4
Less YTD intangible assets         26,299    27,256        (957)        (3.5)
Equals YTD average tangible
  assets (2)                      959,793   907,944      51,849          5.7
YTD average equity                 95,903    86,713       9,190         10.6
Less intangible assets equals
  YTD average tangible
  equity (2)                       69,604    59,457      10,147         17.1
Cash basis EPS (2)                   0.56      0.49        0.07         14.3
Cash basis EPS fully diluted (2)     0.56      0.49        0.07         14.3
Cash basis return on average
  tangible assets (2)                1.35      1.26
Cash basis return on average
  tangible equity (2)               18.68     19.19

(1)  Fully taxable equivalent

(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core businesses. Cash basis earnings exclude the effect on earnings of amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

     In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies. FNB uses cash basis earnings as the primary performance measurement for external communication with analysts and investors regarding its outlook and results. Internally, management uses cash basis earnings to measure performance against budget, to report to the Board of Directors and for the company's incentive compensation plan.